Filed pursuant to Rule 424(b)(3)

Registration No.: 333-274895

PROSPECTUS SUPPLEMENT No. 4

(To the Prospectus dated December 18, 2023)

BIODEXA PHARMACEUTICALS PLC

697,614 Class A Units consisting of 697,614 American Depositary Shares Representing Ordinary Shares, 697,614 Series E Warrants to purchase 697,614 American Depositary Shares Representing Ordinary shares and 697,614 Series F Warrants to purchase 697,614 American Depositary Shares Representing Ordinary Shares, and

1,911,176 Class B Units consisting of 1,911,176 Pre-Funded Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, 1,911,176 Series E Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, and 1,911,176 Series F Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares and

104,351 Representative Warrants to purchase 104,351 American Depositary Shares Representing Ordinary Shares

697,614 American Depositary Shares Representing Ordinary Shares

7,233,107 Warrants to purchase American Depositary Shares Representing Ordinary Shares

7,233,107 American Depositary Shares Representing Ordinary Shares Underlying the Warrants

This prospectus supplement No. 4 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, effective as of December 18, 2023 (the “Prospectus”), related to the offering of 697,714 Class A Units and 1,911,176 Class B Units by us.

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on July 5, 2024.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on July 10, 2024 was $0.711.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is July 11, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of July 2024

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

Departure of Directors or Certain Officers

Effective July 4, 2024, Dmitry Zamoryakhin, Chief Scientific Officer and Chief Medical Officer of Biodexa Pharmaceuticals PLC (the “Company”) departed the Company. The Company has appointed a consultant to fulfill the role of Chief Medical Officer on an interim basis until such time as a permanent replacement is appointed.

The information included in this Report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File No. 333-214969) and Form F-3 (File No. 333-233901) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: July 5, 2024	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer